Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

November 2, 2020

Transcontinental Gas Pipe Line Company, LLC

2800 Post Oak Boulevard

Houston, Texas 77056

Re: Transcontinental Gas Pipe Line Company, LLC Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Transcontinental Gas Pipe Line Company, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, and the offering by the Company of up to $700,000,000 aggregate principal amount of the Company’s 3.250% Senior Notes due 2030 (the “2030 Exchange Notes”) and $500,000,000 aggregate principal amount of the Company’s 3.950% Senior Notes due 2050 (together with the 2030 Exchange Notes, the “Exchange Notes”) in exchange for a like principal amount of the Company’s outstanding 3.250% Senior Notes due 2030 (the “Outstanding 2030 Notes”) and 3.950% Senior Notes due 2050 (together with the Outstanding 2030 Notes, the “Outstanding Notes”). The Exchange Notes will be issued pursuant to the Indenture (the “Indenture”), dated May 8, 2020, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Exchange Notes (the “Note Documents”) and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company.

Transcontinental Gas Pipe Line Company, LLC

November 2, 2020

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, to the extent relevant for our opinion herein, the Delaware Limited Liability Company Act. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.    We express no opinion regarding the Securities Act, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, or any other federal or state securities laws or regulations. We express no opinion regarding any statute, law, rule, or regulation relating to the operation or conduct of energy industry businesses, including regulations of the Federal Energy Regulatory Commission (collectively, “Energy Regulations”), and we have assumed that all transactions contemplated by the Note Documents comply with all applicable requirements of Energy Regulations.

C.    The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

D.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision in any Note Document waiving the right to object to venue in any court, (iv) any agreement to submit to the jurisdiction of any Federal court, (v) any waiver of the right to jury trial, or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Transcontinental Gas Pipe Line Company, LLC

November 2, 2020

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP